UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 21, 2004

SELECTICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26130	77-0432030

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3 West Plumeria Drive
San Jose, CA 95134
(408) 570-9700
(Addresses, including zip code, and telephone
numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.33
EXHIBIT 99.1

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 21, 2004, Selectica, Inc. (the “Company”) issued a press release announcing that the Board of Directors has elected Vincent G. Ostrosky, age 43, as President, Chief Executive Officer and Chairman of the Board. Mr. Ostrosky will assume his position with the Company on October 21, 2004.

Mr. Ostrosky has served as Vice President of IBM’s Integrated Supply Chain Business Transformation since September 2003. From 2000 to 2003, Mr. Ostrosky served as Vice President of IBM’s Customer Relationship Management (CRM), as a worldwide business process executive for IBM Sales and Distribution, and as Vice President of Business Information and Transformation of IBM’s Technology Group. From 1994 to 2000, Mr. Ostrosky was employed as a member of the Senior Leadership Group of PriceWaterhouseCoopers where he was the Global Client Service Management Consulting Partner assigned to IBM. Neither IBM nor PriceWaterhouseCoopers are a parent, subsidiary or other affiliate of the Company. Mr. Ostrosky holds dual Bachelor of Science Degrees in Electrical Engineering and Economics from the University of Pennsylvania. He also received a Masters of Business Administration with distinction in Finance and Marketing from the Wharton School in 1991.

Mr. Ostrosky’s employment agreement provides that he will serve as President, Chief Executive Officer and Chairman of the Board. Mr. Ostrosky’s annual base salary will be $400,000. Mr. Ostrosky will also receive a signing bonus of $200,000; a pro rata portion of the after-tax amount of this bonus must be repaid to the Company if he resigns without good reason before completing 12 months of employment. If Mr. Ostrosky remains employed until March 31, 2005, he will also receive a bonus of $150,000. For fiscal year 2005, Mr. Ostrosky will be eligible to receive an additional incentive bonus of up to $150,000 based on his performance for such fiscal year. For fiscal years following fiscal year 2005, Mr. Ostrosky will be eligible to receive an annual incentive bonus with a target amount equal to 75% of his annual base salary (not to exceed 150% of his annual base salary) based on achievement of objective or subjective criteria established by the Company’s Compensation Committee. The Company will award Mr. Ostrosky 15,000 shares of the Company’s common stock that will become fully vested upon Mr. Ostrosky’s completion of twelve months of continuous service. The Company will also grant Mr. Ostrosky stock options covering 1,300,000 shares of the Company’s common stock at an exercise price equal to 85% of the fair market value of the Company’s common stock on the date of grant. Mr. Ostrosky’s options become exercisable for 1/48th of the total number shares as Mr. Ostrosky completes each month of employment. Immediately before the closing date of a change in control, Mr. Ostrosky will become vested in 50% of the unvested option shares and if he experiences an involuntary termination within 24 months following a change in control, he will become vested in all of the unvested option shares. In connection with a change in control, if his options are not continued, assumed or substituted with substantially similar options, such options will be cancelled and Mr. Ostrosky will receive a cash payment equal to the excess of the fair market value of the shares subject to his options as of the closing date of the change in control over their exercise price. Mr. Ostrosky’s employment agreement provides for “at will” employment. If Mr. Ostrosky experiences an involuntary termination and he signs a release of claims, for 24 months following his termination date, the Company will continue to pay Mr. Ostrosky his then base salary and for 12 months following his termination date, the Company will pay him an amount equal to 1/12 of his average annualized bonus payments for all prior years of employment (except the signing bonus does not count towards this calculation). If this involuntary termination does not occur within 24 months following a change in control, Mr. Ostrosky will become vested in an additional number of option shares, as if he provided an additional 12 months of service following his termination date. The Company will also pay and/or reimburse Mr. Ostrosky for the reasonable actual moving expenses he incurs to move to the Bay Area, including certain living expenses incurred before he permanently moves (including a tax gross up). The Company will also pay the premium for a term life insurance policy for Mr. Ostrosky for a benefit payment equal to 2.5 times his initial base salary amount.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Exhibit
No.	Description
10.33	Employment Agreement, dated October 1, 2004, between Vincent G. Ostrosky and Selectica, Inc.
99.1	Press Release of Selectica, Inc. dated October 21, 2004, furnished in accordance with Item 5.02 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: October 21, 2004	By:	/s/ Stephen Bennion
Stephen Bennion
President, Chief Executive Officer (Interim) and Chief Financial Officer

DATE: October 21, 2004	By:	/s/ Stephen Hsu
Stephen Hsu
Vice President of Finance and Controller

EXHIBIT INDEX

Exhibit
No.	Description
10.33	Employment Agreement, dated October 1, 2004, between Vincent G. Ostrosky and Selectica, Inc.
99.1	Press Release of Selectica, Inc. dated October 21, 2004, furnished in accordance with Item 5.02 of this Current Report of Form 8-K.